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                                                                    EXHIBIT 99.1



CONTACT:
Anna M. Chagnon
President, Chief Operating Officer
and Chief Financial Officer
Bitstream Inc.
(617) 520-8619
achagnon@bitstream.com


NASDAQ APPROVES BITSTREAM INC.'S TRANSFER TO THE SMALL CAP MARKET

CAMBRIDGE, MA--(Business Wire)--February 24, 2003--Bitstream Inc. (Nasdaq: BITS) today reported that its request to transfer from the Nasdaq National Market to the Nasdaq Small Cap market has been approved, effective at the opening of business on Friday, February 28, 2003. The application to transfer to the Nasdaq Small Cap Market was made in response to a notice from Nasdaq that the Company is not compliant with Nasdaq's new minimum requirements for listing, which became effective November 1, 2002. Nasdaq changed its National Market System continued listing standard from a minimum $4,000,000 net tangible asset requirement to a minimum $10,000,000 stockholders' equity requirement. Bitstream did not comply with the $10,000,000 stockholders equity requirement, as its stated equity as of December 31, 2002 was $6,000,000. Upon consideration of the factors involved, the Company elected to transfer from the Nasdaq National Market. Bitstream Inc.'s common stock will continue trading under its current symbol BITS.

     "Many Companies are facing listing requirements challenges in this economy and under the continued listing requirements change," said Anna M. Chagnon, President and Chief Financial Officer of Bitstream Inc. "We determined that moving to the Small Cap was in the best interests of our shareholders at this time given that Bitstream currently meets and exceeds the continued listing requirements for the Nasdaq Small Cap Market and seeking additional equity investment at this time would have been dilutive to the shareholders interest given the current state of the equity market."

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company's products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission, including Bitstream's Annual Report on Form 10-K for the year ended December 31, 2001.

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BITSTREAM INC.

Bitstream Inc. (Nasdaq:BITS) is the leading developer of font technology, digital fonts, and custom font designs. Bitstream licenses its award-winning TrueDoc(R) and Font Fusion(TM) technologies to Web and application developers, and to manufacturers of information appliances, wireless and handheld devices, set-top boxes, embedded systems, and printers. Setting the standard for excellence in font technology, Bitstream holds numerous key patents that cover the creation of portable fonts for the Internet. Building on this experience, Bitstream has recently released an end user version of ThunderHawk(TM), a full-featured browser for the wireless Web.

MYFONTS.COM

MyFonts.com, Inc., a venture funded by Bitstream Inc. and established as a wholly owned subsidiary in 1999, is a showcase of the world's fonts available from one easy-to-use Internet portal. It provides the largest collection of fonts ever assembled for on-line delivery, and offers easy ways to find and purchase fonts on-line, unique typographic resources, and a forum for interacting with font experts. For more information, visit http://www.myfonts.com, the Web site for finding, trying, and buying fonts on line.

PAGEFLEX, INC.

Pageflex (www.pageflexinc.com) is the pioneer of a new direction in composition software: Web-top publishing. Moving beyond desktop publishing, Pageflex Web-top publishing software helps novice users create high-quality printed products using intelligent, flexible templates, without installing or learning any new software. Pageflex templates are INTELLIGENT and FLEXIBLE because professional designers can set rules to define which elements can change, how much they can change, and who can change them. Pageflex products maintain corporate identity and design integrity while enabling sophisticated customization of documents. Pageflex also leads the field in variable-data composition software for both enterprise and desktop.

Pageflex software is used for a wide variety of applications, including on-demand marketing materials, stationery and business cards, advertising, catalogs, and personalized digital printing. Pageflex products are distributed through original equipment manufacturers (OEMs), value added resellers (VARs), application service providers (ASPs), and system integrators. The Pageflex worldwide customer base includes manufacturers, service providers, advertising agencies, commercial printers, graphic design houses, and application service providers (ASPs). Users of Pageflex products include Xerox, IBM, Ford, EFI, Coldwell Banker, Wunderman, Mail-Well, httprint, and Spire.



Bitstream and TrueDoc are registered trademarks and Font Fusion and ThunderHawk are trademarks of Bitstream Inc. Pageflex, Mpower, .EDIT and NuDoc are trademarks of Pageflex, Inc., a wholly-owned subsidiary of Bitstream Inc. MyFonts.com is a trademark of MyFonts.com, Inc., a wholly-owned subsidiary of Bitstream Inc. All other trademarks mentioned are for identification purposes only and may be trademarks of their respective owners.